Exhibit 99.1

FOR IMMEDIATE RELEASE

PRB ENERGY ANNOUNCES EXECUTIVE CHANGES
DANIEL D. REICHEL TO FUNCTION AS VICE PRESIDENT OF FINANCE

Denver, Colorado — June 23, 2006 — PRB Energy, Inc. (“PRB” or the “Company”) (AMEX:PRB) today announced the departure of William P. Brand, Jr., who had served as Vice President of Finance since August 2005. Robert W. Wright, PRB’s Chairman and CEO, will serve as interim CFO, supported by Daniel D. Reichel, whom it is expected will eventually become PRB’s Vice President of Finance.

Mr. Reichel was previously with Denver-based Bridge Petroleum, a private international oil and gas exploration company, where he was CFO. In that position, he was responsible for all treasury and financial reporting, coordination of financing proposals with investment firms and the management of joint operating agreements with project partners. Before that, he served as Accounting Manager for Black Hills Exploration, responsible for all accounting and SEC financial reporting functions of this publicly held oil and gas exploration and production company in the Rocky Mountain region. From 2001 to 2004, Mr. Reichel was an independent consultant and project leader for accounting and software outsourcing firms in the petroleum industry. Mr. Reichel started his career in public accounting, and over the next three decades held senior level accounting and finance positions for various public and private E&P companies.

Mr. Reichel is a Colorado licensed certified public accountant and holds a BS in Business Administration/Accounting from the University of Nebraska. He is a member of the American Institute of CPAs, the Colorado Society of CPAs and also serves on the local Board of Directors of COPAS - Colorado, a non-profit national organization, known domestically and internationally for its leadership in petroleum accounting. He also served as an officer in the U.S. Air Force.

Robert W. Wright, Chairman and CEO, stated, “Dan’s involvement in PRB comes at an important point in our growth and corporate development. He brings exceptional financial and accounting know-how particularly in the oil and gas industry. We welcome him to our senior management team and have every expectation that PRB will benefit from the depth and breadth of his insights and expertise. We all wish Bill the very best in his future endeavors and thank him for his service to PRB.”

PRB is an oil and gas exploration and development company operating in the Rocky Mountain states.  In addition, PRB also provides gas gathering, processing and compression services on properties it operates and for third party producers.

Company Contacts:	or	Investor Relations Counsel
PRB Energy, Inc.		The Equity Group Inc.
Robert W. Wright, Chairman and CEO		Linda Latman (212) 836-9609
(303) 308-1330		Lena Cati (212) 836-9611
www.prbenergy.com		www.theequitygroup.com